EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Duff & Phelps Corporation and Subsidiaries:

We consent to the incorporation by reference in the registration statement (No. 333-148144) on Form S-8, in the registration statement (No. 333-158739) on Form S-3, and in the registration statement (No. 333-162551) on Form S-3 of Duff & Phelps Corporation and subsidiaries of our reports dated February 24, 2010 with respect to the consolidated balance sheets of Duff & Phelps Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income/(loss), and cash flows for the years ended December 31, 2009 and December 31, 2008, and the period from October 4, 2007 to December 31, 2007; and the consolidated statements of operations, unitholders’ equity and comprehensive income, and cash flows of Duff & Phelps Acquisitions, LLC for the period from January 1, 2007 to October 3, 2007, and the related consolidated financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Duff & Phelps Corporation and subsidiaries.

Our report on the consolidated financial statements refers to the commencement of operations on October 4, 2007 of Duff & Phelps Corporation.

/s/ KPMG LLP

New York, New York
February 24, 2010